Exhibit F
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                                     DEED OF GIFT


               KNOW ALL PERSONS BY THESE PRESENTS, that I, J. Murray
          Logan, do hereby, by way of gift and without consideration, freely transfer, convey and assign to Judith Friedman all my right, title and interest in 10,000 shares of the Common Stock of Greentree Software, Inc. purchased in a private transaction on April 17, 1998.

               IN WITNESS WHEREOF, I have hereunto set my hand and seal as of this 17th day of April, 1998.


                                               /s/ J. Murray Logan
                                            -------------------------
                                             J. Murray Logan

          RECEIPT ACKNOWLEDGED


            /s/ Judith Friedman
          -------------------------
          Judith Friedman